EXHIBIT 2.2

Execution Version

DATED 18 SEPTEMBER 2025

WARRANTY DEED

between

RADIAN US HOLDINGS INC.

as BUYER

and

the persons listed in Schedule 1

as MANAGEMENT WARRANTORS

SKADDEN ARPS SLATE MEAGHER & FLOM LLP

22 BISHOPSGATE

EC2N 4BQ

LONDON

i

This DEED is made on 18 September 2025

BETWEEN:

(1)	RADIAN US HOLDINGS INC., a Delaware corporation whose principal executive office is at 550 East Swedesford Rd, Suite 350, Wayne, PA 19087 (the “Buyer”); and

(2)	THE PERSONS whose names and addresses are set out in Schedule 1 (together the “Management Warrantors” and each a “Management Warrantor”).

WHEREAS:

(A)	The Management Warrantors are engaged in the management of the operations of the Group.

(B)

In connection with the sale of the Shares to the Buyer under the Sale and Purchase Agreement, the Management Warrantors have agreed to give the Warranties and certain covenants on and subject to the terms and conditions contained in this Deed.

IT IS AGREED:

1.	INTERPRETATION

1.1	Words and expressions defined in clause 1.1 of the Sale and Purchase Agreement shall (unless defined in this Deed or the context otherwise requires) have the same meanings in this Deed.

1.2	In this Deed unless the context otherwise requires:

“2023 RITC Agreement” means the reinsurance to close agreement in respect of the 2020 year of account of the Syndicate between, among others, Inigo Managing Agent Limited, the members of Lloyd’s who constitute the Syndicate for the 2020 year of account and the members of Lloyd’s who constitute Lloyd’s Syndicate 2008 for the 2021 year of account;

“2024 RITC Agreement” means the reinsurance to close agreement in respect of the 2021 year of account of the Syndicate between Inigo Managing Agent Limited, the members of Lloyd’s who constitute the Syndicate for the 2021 year of account and the members of Lloyd’s who constitute the Syndicate for the 2022 year of account;

“2025 RITC Agreement” means the reinsurance to close agreement in respect of the 2022 year of account of the Syndicate between Inigo Managing Agent Limited, the members of Lloyd’s who constitute the Syndicate for the 2022 year of account and the members of Lloyd’s who constitute the Syndicate for the 2023 year of account, as Disclosed at 5.2.8.1 of the Data Room;

“Accounts” means the consolidated audited financial statements of the Group for the years ended 31 December 2022, 31 December 2023 and on the Accounts Date;

“Accounts Date” means 31 December 2024;

“All In Options” has the meaning given to the term in the Sale and Purchase Agreement;

“Anti-Corruption Laws” means any laws, regulations or conventions related to combating bribery and corruption, including the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (and any legislation adopted in furtherance of the OECD Convention), the UN Convention Against Corruption, the UK Bribery Act 2010, United States Foreign Corrupt Practices Act of 1977, or any other anti-bribery or anti-corruption law, rule or regulation of any jurisdiction applicable to any Group Company;

“Anti-Money Laundering Laws” means any laws or regulations related to money laundering, including but not limited to the European Union Money Laundering Directives (and decrees, administrative orders, circulars or instructions implementing the same), the UK Proceeds of Crime Act 2002 and Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended), the USA PATRIOT Act, and any other laws, rules or regulations related to money laundering or countering the financing of terrorism of any jurisdiction applicable to any Group Company;

“Applicable Period” has the meaning given to it in paragraph 18.2 of Schedule 2;

“Associated Person” means in relation to a company, any person (including an agent or representative) who performs or has performed services for or on that company’s behalf and other such persons as may be defined under Anti-Corruption Laws applicable to any Group Company;

“Authorities” has the meaning given to it in paragraph 14.1 of Schedule 2;

“Books and Records” means all books (including statutory), records, documents and other materials (however recorded and in any form, including paper, electronically stored data, magnetic media, film and microfilm) of each Group Company (other than the LB Cell);

“Business IPR” means (a) any Owned Business IPR; and (b) all Intellectual Property Rights which, in the twelve (12) months prior to the date of this Deed have been used primarily in connection with the business of any Group Company and which are material to the business of the Group (other than in respect of the IT Systems);

“Claim” means any claim, proceeding, suit or action against any Management Warrantor arising out of or in connection with this Deed and, for the avoidance of doubt, includes Tax Claims;

“Claim Notice” has the meaning given to it in paragraph 1 of Schedule 3;

“Code” means the Internal Revenue Code of 1986, as amended;

“Coming into Line” means, in relation to any Year of Account, the last date prescribed by Lloyd’s by which each Member must have provided its Funds at Lloyd’s if it is to be eligible to underwrite or to continue to underwrite insurance business at Lloyd’s for such Year of Account;

“Company” means Inigo Limited, a company incorporated in England and Wales with registered number 12764745 and having its registered office at 25 Fenchurch Avenue London EC3M 5AD;

“Companies Act” means the Companies Act 2006, as amended at any time prior to the date of this Deed;

“Complaint” has the meaning given to it in paragraph 14.4 of Schedule 2;

“Continuing Provisions” means Clauses 1 and 9 to 16 (inclusive);

“Data Protection Laws” means the following legislation to the extent applicable from time to time: (a) the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”); (b) the UK General Data Protection Regulation, as defined in the Data Protection Act 2018 and amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and the Data (Use and Access) Act 2025 (“UK GDPR”); (c) the Privacy and Electronic Communications Directive 2002/58/EC; (d) the UK Privacy and Electronic Communications Regulations 2003; and (e) any other data protection or privacy laws, regulations, regulatory requirements, binding guidance or codes of practice applicable to the processing or security of personal data, each as amended or replaced from time to time. The terms “data subject”, “personal data”, “personal data breach”, “processing” and “supervisory authority” shall have the meanings given to them in the applicable Data Protection Laws;

“Disclosed” means disclosed with sufficient detail to enable the purchaser of the Company to identify the nature and the scope of the matter concerned;

“Disclosure Documents” means (i) the Disclosure Letter and all documents set out or referred to therein to the extent (and in the form) they have actually been provided to the Buyer, and (ii) the contents of the Data Room as at 23:59 on 16 September 2025, as listed in the index appended to the Disclosure Letter with copies contained in the USBs to be provided to the Buyer;

“Disclosure Letter” has the meaning given to the term in the Sale and Purchase Agreement;

“Domain Name” has the meaning given to it in paragraph 11.3 of Schedule 2;

“EBT” has the meaning given to the term in the Sale and Purchase Agreement;

“Employees” means the individuals having a contract of employment with a Group Company and “Employee” means any one of them.

“Employee Loans” means any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any Employee or former Employee (or anyone linked with such Employee or former Employee) by a Group Company, or an employee benefit trust (including the EBT) or other third party falling within the provisions of Part 7A of ITEPA 2003 and any trust or arrangement capable of conferring such a benefit;

“Group” means the Company, each of its Subsidiaries, and the LB Cell and “Group Company” shall be construed accordingly;

“Insurance Contracts” has the meaning given to that term in the Sale and Purchase Agreement;

“Insurance Policy” has the meaning given to it paragraph 8.1 of Schedule 2;

“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, goodwill, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, moral rights, rights in domain names and social media account handles, and all other similar rights in any part of the world (including in confidential information and trade secrets), whether registered or unregistered, including where such rights are obtained or enhanced by registration, and all applications, renewals, extensions, continuations, restorations and rights to claim priority from such rights;

“IT Systems” means all computer systems, communications systems, software and hardware (including firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such) used by a Group Company;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003 (as amended from time to time);

“Knowledge Person” means each of Erdal Atakan (COO & CTO), Steve Agutter (Head of Claims), Matthew Rolph (Head of Distribution, Marketing & Sustainability), Andrea Aakre (Chief People & Development Officer), Vanessa Hartley (CRO), Adam Alvarez (Head of Capital and Climate Strategy), Emma Montague (Chief Analytics Officer), Yera Patel (Head of Financial Lines and Cyber, War & Terrorism Claims & Head of Legal), Colm Barrett (Head of Compliance), and Silvana Halili (Head of Finance);

“Lease” means in relation to a Property, the lease or licence pursuant to which the relevant Group Company holds its interest in such Property;

“Lloyd’s Regulations” means the Lloyd’s Acts 1871 to 1982, byelaws, regulations, codes of practice, bulletins and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time;

“LMA” means the Lloyd’s Market Association which provides representation, information and technical services to underwriting business in the Lloyd’s market;

“LTIP Options” has the meaning given to the term in the Sale and Purchase Agreement;

“Management Warrantors” has the meaning given to it in the recitals to this Deed;

“Management Warrantors’ Cap” has the meaning given to it in Clause 3.1.1.1;

“Management Warrantors’ Representative” means the person(s) appointed pursuant to Clause 9.1;

“Managing Agency Agreements” means the Managing Agent’s Agreement between Inigo Managing Agent Limited and each Member of the Syndicate (in the form prescribed by Lloyd’s under the Agency Agreements Byelaw (No. 8 of 1988)) and as amended from time to time;

“Material Contracts” has the meaning given to that term in the Sale and Purchase Agreement;

“Material IP Agreements” means those in force material agreements to which a Group Company is a party relating to the licensing, development, enforcement, protection or use of any Business IPR (in each case excluding: (i) non-exclusive licences granted to customers in the ordinary course of business; and (ii) licences for standard, off-the-shelf IT Systems);

“Material IT Contracts” means those in force material agreements to which a Group Company is a party relating to the granting and receipt of licences for, or the support, maintenance, development or provision of, any IT Systems (in each case excluding: (i) non-exclusive licences granted to customers in the ordinary course of business; and (ii) licences for standard, off-the-shelf IT Systems) that are Disclosed in folder 5 and 8 of the Data Room;

“Material Reinsurance Contracts” has the meaning given to that term in the Sale and Purchase Agreement;

“Member” means a person who has been duly admitted to membership of Lloyd’s pursuant to the Membership Byelaw (No. 5 of 2005);

“MIP” means the Company’s management incentive plan, the governing terms of which are set out in the Articles and the Shareholders’ Agreement;

“Notice” has the meaning given to it in Clause 10;

“Owned Business IPR” means all Intellectual Property Rights which are legally and beneficially owned, or purported to be owned, by any Group Company;

“Party” means a Party to this Deed and “Parties” shall mean the Parties to this Deed;

“Pension Scheme” means the Company’s group personal defined contribution pension scheme in the United Kingdom operated by Royal London, details of which are Disclosed at 9.8.1 of the Data Room;

“Person” means an individual, corporation, partnership, trust, limited liability company, segregated portfolio company, limited partnership unincorporated organization, joint stock company, joint venture, trust, union, association, Regulatory Body or other entity, enterprise, authority or business organization;

“Producer” means any producer, broker, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other person, including any employee of any Group Company responsible for writing, marketing, producing, selling, soliciting or servicing Insurance Contracts prior to the Completion Date;

“Properties” means the leasehold interest in the properties, details of which are set out in Schedule 5 and “Property” means any one of them;

“Proposed Transaction” means the transaction contemplated by the Sale and Purchase Agreement;

“QMRs” has the meaning given to it in paragraph 4.7 of Schedule 2;

“Registered IP” has the meaning given to it in paragraph 11.2 of Schedule 2;

“Regulatory Body” means in relation to any Group Company, any regulatory, governmental, statutory or supervisory authority, body or agency having regulatory, supervisory or enforcement jurisdiction or powers in respect of such Group Company or its business;

“Sale and Purchase Agreement” means the deed entered into (or to be entered into) on or about the date of this Deed between, amongst others, the Management Warrantors and the Buyer relating to the acquisition of the Shares by the Buyer;

“Sanctions” means any economic, trade or financial sanctions, restrictive measures, import or export controls, or embargoes imposed, administered or enforced by the United States (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the

U.S. Department of State), the United Nations Security Council, the European Union (or any of its member states), the United Kingdom (including, but not limited to, His Majesty’s Treasury), and any other Sanctions Authority having jurisdiction over the business activities of any Group Company;

“Sanctions Authority” means any governmental, regulatory or similar authority responsible for imposing, implementing, maintaining and/or administering Sanctions;

“Sanctions List” means a Sanctions-related list (including investment ban restrictions) of individuals or entities subject to Sanctions maintained by a Sanctions Authority, including but not limited to the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by His Majesty’s Treasury, the United Nations Security Council Consolidated List, or any similar list maintained by a Sanctions Authority, each as amended, supplemented or substituted from time to time;

“Sanctioned Jurisdiction” means a country or territory which is, or since 15 March 2021 has been, itself the subject or target of comprehensive country-wide or territory-wide Sanctions (including Cuba, Iran, North Korea, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic the non-government controlled areas of Ukraine in the Kherson and Zaporizhzhia oblasts and, up to and until 1 July 2025, Syria);

“Sanctioned Person” means a Person (i) identified in a Sanctions List; (ii) located, organised, domiciled, incorporated, or resident in a Sanctioned Jurisdiction, or (iii) owned or controlled by (as defined under Sanctions), or acting on behalf of a Person described in clause (i) or (ii);

“Security” means any securities, interest in securities, or securities options in any Group Company (and in respect of paragraph 1.1 of Schedule 2, including Motion), and includes the Shares, LTIP Options and All In Options;

“Senior Employee” means each of Richard Watson (CEO), Russell Merrett (CUO), Stuart Bridges (CFO), George Stratts (Head of Partnerships), Craig Knightley (CUO of Insurance), Alice Kaye (Head of Reinsurance),Erdal Atakan (COO & CTO), Steve Agutter (Head of Claims), Matthew Rolph (Head of Distribution, Marketing & Sustainability), Andrea Aakre (Chief People & Development Officer), Vanessa Hartley (CRO), Adam Alvarez (Head of Capital and Climate Strategy), Emma Montague (Chief Analytics Officer), Yera Patel (Head of Financial Lines and Cyber, War & Terrorism Claims & Head of Legal), Colm Barrett (Head of Compliance), Silvana Halili (Head of Finance), Andy Keogan (Head of Internal Audit) and Damien Pujade-Lauraine (Chief Actuary);

“Shareholders’ Agreement” means the shareholders’ agreement between the Company and the Investors (as defined therein) dated 17 November 2020 as amended on 22 December 2020, 16 January 2023, and 1 February 2024;

“Share Option Plan” means the Inigo Employee Share Plan, adopted by the Company board of directors on 19 March 2025, as Disclosed in folder 9.1 of the Data Room;

“Share Plans” means the MIP and the Share Option Plan, as Disclosed in folder 9.1 of the Data Room;

“Subrogation Waiver” has the meaning given to the term in the Sale and Purchase Agreement;

“Tax Claim” means a Tax Warranty Claim or a Tax Covenant Claim;

“Tax Covenant” means the tax covenant set out in paragraph 1.2 of Part 2 of Schedule 4;

“Tax Covenant Claim” means a claim by or on behalf of the Buyer against the Warrantors under the Tax Covenant;

“Tax Warranties” means the warranties set out at paragraph 22 of Schedule 2 and any other Warranty to the extent that it relates to Tax, and each a “Tax Warranty”;

“Tax Warranty Claim” means any claim made by or on behalf of the Buyer against the Management Warrantors for a breach of a Tax Warranty;

“UK GAAP” means United Kingdom General Accepted Accounting Practice, including FRS 102;

“Warranties” means those warranties contained in Schedule 2; and

“Years of Account” or “YOA” means an underwriting year of account as defined in Lloyd’s Regulations.

1.3	In this Deed:

(a)	the Schedules form part of this Deed and have the same force and effect as if set out in the body of this Deed. Any reference to this Deed includes the Schedules;

(b)

references to recitals, paragraphs, clauses and schedules and sub-divisions of them, unless the context otherwise requires, are references to the Recitals, paragraphs and Clauses of and Schedules to, this Deed and sub-divisions of them respectively;

(c)

references to any enactment includes references to such enactment as re-enacted, amended or extended on or before the date of this Deed and any subordinate legislation made under it on or before the date of this Deed;

(d)

references to a “person”, unless the context requires otherwise, include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(e)	references to the one gender include all genders, and references to the singular include the plural and vice versa;

(f)	headings are inserted for convenience only and shall be ignored in construing this Deed;

(g)	the words “company”, “holding company”, “subsidiary” and “subsidiary undertaking” have the meanings given to them by the Companies Act 2006;

(h)	references to a “company” shall also be construed to include any other corporation or body corporate wherever and however incorporated or established;

(i)	“material” means material in the context of the Group as a whole and “materially” shall be construed accordingly;

(j)

any provision which is expressed to bind the Management Warrantors shall bind each of them severally (and thus not jointly or jointly and severally) and any reference to “the Management Warrantors” in this Deed shall be construed as a reference to each Management Warrantor individually and severally (and thus not jointly or jointly and severally) unless otherwise expressly provided. The Buyer may in its absolute discretion release, compound, or compromise or give time or indulgence in relation to the liability of certain Management Warrantors without in any way prejudicing or affecting its rights against the other Management Warrantors; and

(k)	references to time of the day are to London time.

2.	WARRANTIES AND RECOURSE

2.1

Subject to Clauses 2.2 and 2.3, each of the Management Warrantors hereby severally warrants to the Buyer that, so far as each such Management Warrantor is aware, each of the Warranties is true and accurate as at the date of this Deed by reference to the facts and circumstances as at that time.

2.2	Each of the Warranties is given subject to:

(a)	the matters Disclosed; and

(b)	any limitations, exceptions or exclusions expressly provided for in this Deed (including, without limitation, Clause 3 and Schedule 3).

2.3

Each statement set out in Schedule 2 shall be deemed to be made in respect of each Management Warrantor to the knowledge and belief of such Management Warrantor, which knowledge and belief shall be interpreted to extend only to those facts, matters and circumstances of which such Management Warrantor is actually aware at the date of this Deed having made due and careful enquiry of the other Management Warrantors and the Knowledge Persons.

2.4

Without prejudice to Clause 3 and Schedule 3 and any other express limitations and exclusions in this Deed, each of the Warranties shall be construed as separate and independent and (unless expressly provided to the contrary in this Deed) shall not be limited by the terms of or by reference to or inference from any of the other Warranties.

2.5

The only Warranties given in respect of Tax are the Tax Warranties, and accordingly the Buyer shall not be entitled to make a Claim in respect of Tax or in connection with any Tax matter pursuant to any other Warranty.

3.	W&I INSURANCE

3.1

The Buyer irrevocably and unconditionally agrees that, notwithstanding any other provision of this Deed and regardless of whether the Buyer takes out an effective W&I Insurance Policy but other than in the case of fraud by the Management Warrantors:

3.1.1.1

it will not be entitled to make, will not make and waives any right it may have to make, any Claims against the Management Warrantors which would, in aggregate for all Claims, exceed $1.00 (the “Management Warrantors’ Cap”);

3.1.1.2	its sole recourse, remedy and right of recovery in respect of all Claims, except to the extent of the Management Warrantors’ Cap, shall be to make a claim under the W&I Insurance Policy;

3.1.1.3

the absence of recourse, remedy or right of recovery of the Buyer under the W&I Insurance Policy in respect of any Claim (including as the result of any limitation, exclusion, deduction or derogation under, or any invalidity or illegality of, the W&I Insurance Policy or the W&I Insurance Policy not having been incepted) and/or any inability of the Buyer to obtain any remedy in respect of a Claim under the W&I Insurance Policy for any reason whatsoever (including, without limitation, any winding up, bankruptcy or other insolvency proceedings affecting the W&I Insurer, any failure of the W&I Insurer to perform its obligations under the W&I Insurance Policy or any deductible, threshold or other financial limitation applying to the W&I Insurance Policy) shall not affect or increase the liability of any Management Warrantor under this Deed or the Management Warrantors’ Cap;

3.1.1.4

any failure on the part of the Buyer to obtain and/or comply with the terms of the W&I Insurance Policy shall not create, affect or increase any Management Warrantor’s liability pursuant to or in connection with this Deed in any way; and

3.1.1.5	no right of recission, repudiation or termination on the part of the Buyer shall be available in respect of this Clause 3 for any reason, including as a result of any breach of any Warranties.

3.2	The Buyer covenants to each Management Warrantor that:

3.2.1.1

the W&I Insurance Policy includes a binding and irrevocable third party stipulation for no consideration for the benefit of the Management Warrantors that the W&I Insurer is not entitled to subrogate against, or otherwise claim from, the Management Warrantors under, or in connection with, this Deed, except against a Management Warrantor in respect of their fraud;

3.2.1.2

at such time as the Buyer puts in place an effective W&I Insurance Policy, written evidence of the Subrogation Waiver and a written confirmation (including via e-mail) from the Buyer that the W&I Insurance Policy has been incepted will be provided to the Management Warrantors’ Representative by the Buyer within three (3) Business Days. The Buyer shall not terminate, amend or waive any of the provisions of the W&I Insurance Policy, or novate, assign or otherwise transfer its rights under the W&I Insurance Policy (or do something which has a similar effect), in each case, without the Management Warrantors’ Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and

3.2.1.3

it shall comply with the terms of the W&I Insurance Policy and shall not do anything or omit to do anything that causes or could be reasonably likely to cause any right under the W&I Insurance Policy to lapse or otherwise not have full force or effect.

3.3

No Management Warrantor shall be liable in respect of any Claim to the extent that recovery is made by the Buyer under the W&I Insurance Policy. Where the Buyer is entitled to make a claim under the W&I Insurance Policy, the Buyer shall not make a Claim against any Management Warrantor (in circumstances where it is not prevented from making such a claim pursuant to clause 3.1.1.1) in respect of the Claim unless and until it has made a claim under the W&I Insurance Policy. This Clause 3.3 does not prevent the Buyer from notifying each Management Warrantor under paragraph 1 of Schedule 3 of a Claim for the purpose of (a) ensuring that the liability of a Management Warrantor in respect of the Claim does not terminate under that paragraph and/or (b) triggering a right to claim under the W&I Insurance Policy.

3.4

If there is any conflict or other inconsistency between this Clause 3 and any other provision of this Deed, any other Transaction Document and/or the W&I Insurance Policy (to the extent taken out), this Clause 3 shall prevail.

4.	TAX

The provisions of Schedule 4 shall take effect from Completion, subject to the exclusions, limitations and qualifications set out therein and in Schedule 3.

5.	ASSIGNMENT

No Party may assign, transfer, create an Encumbrance, declare a trust of or otherwise dispose of all or any part of its rights, benefits or obligations under this Deed, save that the Buyer may:

(a)	assign (in whole or in part) the benefit of this Deed to any other member of the Buyer’s Group; or

(b)

the Buyer or any member of the Buyer’s Group may charge and/or assign the benefit of this Deed to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Shares, provided that:

(c)

if such assignee ceases to be a member of the Buyer’s Group all benefits relating to this Deed assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Buyer immediately before such cessation; and

(d)

any such assignee shall not be entitled to receive under this Deed any greater amount than that to which the assignor would have been entitled and the Management Warrantors shall not be under any greater obligation or liability than if such assignment had never occurred.

6.	EFFECT OF COMPLETION

Subject to Schedule 3, the terms of this Deed (subject as specifically otherwise provided in this Deed) shall continue in force after and notwithstanding Completion and the remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

7.	COUNTERPARTS

This Deed may be and shall be effective when each Party has executed a counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute one and the same instrument.

8.	THIRD PARTY RIGHTS

A person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.	MANAGEMENT WARRANTORS’ REPRESENTATIVE

9.1

The Management Warrantors hereby appoint Stuart Bridges as their representative who may authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Management Warrantors to the Buyer in connection with this Deed and any such request, election, proposal or consent given or made by the Management Warrantors’ Representative for the purposes of this Deed shall be binding upon all of the Management Warrantors. The Buyer shall be entitled at its sole discretion to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any Party for having relied or acted thereon, notices, including requests, elections or proposals, issued by the Management Warrantors’ Representative. Service of any notice or other communication on the Management Warrantors’ Representative shall be deemed to constitute valid service thereof on all the Management Warrantors. The Management Warrantors may by unanimous decision appoint a replacement Management Warrantors’ Representative, provided that five (5) Business Days’ prior written notice of such appointment has been given to the Buyer.

9.2

The Management Warrantors’ Representative shall not be liable to any of the Management Warrantors for any claims whatsoever arising from any act or omission undertaken by her in her capacity as the Management Warrantors’ Representative, save in the case of fraud. Each Management Warrantor shall hold the Management Warrantors’ Representative harmless in respect of any claim or loss resulting out of any actions, decisions and instructions of the Management Warrantors’ Representative taken, made or given by the Management Warrantors’ Representative in good faith under this Deed.

10.	NOTICES

10.1	Any notice or other communication to be given under or in connection with this Deed (each, a “Notice”) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	delivered by hand, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company, or by email to an authorised email address.

10.2

A Notice to the Management Warrantors shall be sent to the Management Warrantors’ Representative, which as at the date of this Deed, shall be sent to the following address, or such other person or address as the Management Warrantors’ Representative may notify to the other Parties from time to time:

[Redacted.]

Attention:  [Redacted.]

Email:     [Redacted.]

with copies (such copies in itself not to constitute actual notice) to:

Clifford Chance LLP

10 Upper Bank Street

London E14 5JJ, United Kingdom

Attention:  Ashley Prebble; James Cashier

Tel:      +44 20 7006 3988

E-mail:   ashley.prebble@cliffordchance.com; james.cashier@cliffordchance.com

10.3	A Notice to the Buyer shall be sent to the following address, or such other person or address as the Buyer may notify to the other Parties from time to time:

[Redacted.]

Attention:  [Redacted.]

Email:     [Redacted.]

with copies (such copies each in themselves not to constitute actual notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate

London, EC2N 4BQ

Email:     Todd.Freed@skadden.com; George.Gray@skadden.com

Attention:     Todd Freed; George Gray

10.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at 9.00 am on the second Business Day after posting, if sent by pre-paid post, or at the time recorded by the delivery service if sent recorded delivery;

(b)	at the time of delivery, if delivered by hand or courier; or

(c)	at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

10.5

A Party shall notify the other Parties of any change to its details in this Clause 10 in accordance with the provisions of this Clause 10 provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

11.	INVALIDITY

11.1

If any provision in this Deed is held to or becomes illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

11.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 11.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed severed from this Deed. The remaining provisions will, subject to any deletion or modification made under Clause 11.1, not be affected, remain in full force in that jurisdiction and all provisions shall continue in full force in any other jurisdiction.

12.	GENERAL PROVISIONS

12.1

The Buyer may release or compromise the liability of any of the Management Warrantors hereunder or grant to any Management Warrantor time or other indulgence without affecting the liability of any other Management Warrantor hereunder.

12.2

Any waiver of a breach of any of the terms of this Deed or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Deed.

12.3

Any and all obligations of the Management Warrantors under this Deed are several and each Management Warrantor shall only be responsible for fulfilling its own obligations hereunder and shall not be liable or responsible for the failure of any Party to fulfil its respective obligations.

12.4

Except as otherwise expressly provided in this Deed or expressly agreed by the Parties in writing, no failure to exercise and no delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Deed and no course of dealing between the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No Party shall exercise any remedy at law other than those remedies provided in this Deed.

12.5	This Deed may be varied only by a document signed by the Buyer and by the Management Warrantors’ Representative on behalf of the Management Warrantors.

12.6

If any Management Warrantor is required by law to make a deduction or withholding from any payment made pursuant to this Deed (other than a payment of interest) or if any payment made pursuant to this Deed (other than a payment of interest) is subject to Tax in the hands of the Buyer (ignoring for these purposes the availability of any Relief), the payor shall pay an additional amount as shall, after the making of such deduction or withholding or after such Tax, leave the payee with the same amount as it would have received had no deduction or withholding been made or had the payment not been subject to Tax.

13.	LIABILITY

The Buyer shall not exercise any right of set-off or counterclaim against or otherwise withhold payment of any sums stated to be payable by the Buyer under the Sale and Purchase Agreement or under any other Transaction Document unless and until such liability has been agreed by the Management Warrantors and the Institutional Sellers’ Representatives or finally and judicially determined payable in proceedings.

14.	TERMINATION

If the Sale and Purchase Agreement is terminated in accordance with its terms, this Deed shall automatically terminate and all obligations of the Parties under this Deed shall end (other than the Continuing Provisions) and no Party shall be liable to another Party under this Deed, including with respect to any breach of any provision of this Deed (other than the Continuing Provisions) which has occurred prior to such termination.

15.	ENTIRE AGREEMENT

15.1

This Deed and the Transaction Documents contain the entire agreement and understanding of the Parties and supersede all prior agreements, understandings or arrangements between the Parties (both oral and written) relating to the subject matter of this Deed and the Transaction Documents.

15.2	Each of the Parties acknowledges and agrees that:

(a)

it does not enter into this Deed on the basis of and does not rely, and has not relied upon, any statement, representation, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in any case whether oral, written, express or implied, and whether negligent or innocent) made, given or agreed to by any person (whether a Party to this Deed or not), except those expressly set out or referred to in this Deed and/or the Transaction Documents and, the only remedy or remedies available in respect of any representation, statement, warranty, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever made to it shall be a claim for breach of contract under this Deed and/or the Transaction Documents;

(b)	no statement, undertaking, assurance, warranty, covenant or other provision set out in this Deed that is given by any Party to this Deed to any other is given as a representation;

(c)

any statutory or common law remedies, terms, warranties, representations or conditions that are not expressly set out or referred to in this Deed and might otherwise be implied are hereby expressly excluded; and

(d)

this Clause 15 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Deed which was induced by, or otherwise entered into as a result of fraud, for which the remedies shall be all those available under the law governing this Deed.

16.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

16.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

16.2

Each of the Parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought in such courts.

16.3

Each of the Parties hereto agrees that in the event of any action between any of the Parties hereto being commenced in respect of this Deed or any matters arising under it, the process by which it is commenced, (where consistent with the applicable rules) may be served on them in accordance with Clauses 10 and 17.

17.	APPOINTMENT OF PROCESS AGENT

17.1

The Buyer irrevocably appoints Law Debenture Corporate Services Limited at 8th Floor, 100 Bishopsgate, London, EC2N 4AG as its agent to accept service of process in England in any legal action or proceedings arising out of this Deed, service upon whom shall be deemed completed whether or not forwarded to or received by the Buyer.

17.2	The Buyer agrees to inform the Management Warrantors’ Representative in writing of any change of address of such process agent within twenty (20) Business Days of such change.

17.3

If such process agent ceases for any reason to be able to act as such or to have an address in England, the Buyer irrevocably agrees to appoint a replacement process agent in England and to deliver to the Management Warrantors’ Representative within ten (10) Business Days contact details of the replacement process agent and a copy of a written acceptance of appointment by the process agent. Failing such appointment and notification, the Management Warrantors’ Representative shall be entitled by notice to the Buyer to appoint a replacement process agent to act on behalf of the Buyer. The provisions of this Clause 17 applying to service of process via a process agent apply equally to service of process via a replacement process agent.

17.4

Until the Management Warrantors’ Representative receives notice of a change of name and/or address of process agent, any notice served by the Management Warrantors’ Representative on the Buyer via the agent for service of process at the then existing address for service of process on the Buyer known to the Management Warrantors’ Representative shall be deemed validly served.

17.5

Nothing in this Deed shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

IN WITNESS WHEREOF this Deed has been executed and delivered as a Deed on the date first above written.

(Signature pages follow)

IN WITNESS whereof this Deed has been executed and delivered as a Deed on the date first above written.

EXECUTED and DELIVERED as a DEED by RADIAN US HOLDINGS INC. acting by:	/s/ Richard Thornberry
President

/s/ Sumita Pandit
Chief Financial Officer

[Signature page – Management Warranty Deed]

SIGNED as a DEED by RICHARD WATSON	/s/ Richard Watson
in the presence of:

	Witness Signature:	/s/ [Redacted.]
	Name:	[Redacted.]
	Address:	[Redacted.]
[Redacted.]
	Occupation:	[Redacted.]

[Signature page – Management Warranty Deed]

SIGNED as a DEED by RUSSELL MERRETT	/s/ Russell Merrett
in the presence of:

	Witness Signature:	/s/ [Redacted.]
	Name:	[Redacted.]
	Address:	[Redacted.]
[Redacted.]
	Occupation:	[Redacted.]

[Signature page – Management Warranty Deed]

SIGNED as a DEED by STUART BRIDGES	/s/ Stuart Bridges
in the presence of:

	Witness Signature:	/s/ [Redacted.]
	Name:	[Redacted.]
	Address:	[Redacted.]
[Redacted.]
	Occupation:	[Redacted.]

[Signature page – Management Warranty Deed]

SIGNED as a DEED by GEORGE STRATTS	/s/ George Stratts
in the presence of:

	Witness Signature:	/s/ [Redacted.]
	Name:	[Redacted.]
	Address:	[Redacted.]
[Redacted.]
	Occupation:	[Redacted.]

[Signature page – Management Warranty Deed]

SIGNED as a DEED by CRAIG KNIGHTLEY	/s/ Craig Knightley
in the presence of:

	Witness Signature:	/s/ [Redacted.]
	Name:	[Redacted.]
	Address:	[Redacted.]
[Redacted.]
	Occupation:	[Redacted.]

[Signature page – Management Warranty Deed]

SIGNED as a DEED by ALICE KAYE	/s/ Alice Kaye
in the presence of:

	Witness Signature:	/s/ [Redacted.]
	Name:	[Redacted.]
	Address:	[Redacted.]
[Redacted.]
	Occupation:	[Redacted.]

[Signature page – Management Warranty Deed]

Schedule 1

MANAGEMENT WARRANTORS

[Redacted.]

Schedule 2

WARRANTIES

Except where expressly stated otherwise or where the context otherwise requires, the Warranties shall apply not only to the Company but also to each of the Group Companies as if they had been expressly repeated with respect to each such Group Company, naming each one of them in place of the Company throughout.

For the purposes of Warranties 6.1 (The Properties), 6.2 (Leases), 10 (Employees and Employee Benefits), 11 (Intellectual Property Rights) and 12 (Information Technology and Artificial Intelligence), the LB Cell shall be deemed to be excluded from the definition of “Group”.

1.	THE SHARES AND THE GROUP

1.1

The shares in the Company to be transferred to the Buyer pursuant to the Sale and Purchase Agreement constitute the whole of the issued and allotted share capital of the Company. No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other Security giving rise to a right over, or an interest in, the capital of any Group Company or Motion (only in respect to the shares in Motion registered in the name of the Company) under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.2

Each Group Company and Motion is validly incorporated and validly exists under English or Delaware law (as applicable) and has all requisite corporate powers and authority to own property and carry on its business as presently conducted.

1.3

No Group Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking other than a Group Company or Motion, or has agreed to acquire any such shares, debentures or other securities.

1.4	The information in respect of each of the Group Companies and Motion as set out in Schedule 11 of the Sale and Purchase Agreement is true, accurate and not misleading as at the date of this Deed.

1.5

The shares in Motion registered in the name of the Company are fully paid (or credited as fully paid) and constitute the whole of its legal and beneficial interest in the issued share capital of Motion.

1.6

There is no Encumbrance (or agreement or commitment to give or create any Encumbrance) on, over or affecting any of the Securities of the Group Companies or the shares in Motion registered in the name of the Company.

2.	INSOLVENCY

2.1	No Group Company or Motion is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

2.2

There are no proceedings (voluntary or otherwise) in relation to any compromise or arrangement with creditors or any winding up, bankruptcy, administration order, appointment of receiver, moratorium, restructuring plan or other insolvency proceedings concerning any Group Company or Motion and no events have occurred which, under applicable Laws, would justify such proceedings.

2.3	No creditor of any Group Company or Motion has taken, or is entitled to take any steps to enforce, or has enforced any Security over any assets of any Group Company or Motion.

2.4	No Group Company or Motion has by reason of actual or anticipated financial difficulties commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

3.	BOOKS AND RECORDS

3.1

The Group Companies, other than Inigo Managing Agent Limited and the LB Cell, have, since incorporation, and Inigo Managing Agent Limited has, since 15 March 2021, properly kept and maintained up-to-date Books and Records in respect of the Group (other than LB Cell) that contain complete and accurate details of all matters required to be kept by applicable Law.

3.2

All Books and Records are in the possession or under the control of a Group Company together with all material documents of title and executed copies of all material existing agreements, which are necessary for the proper conduct of its business and to which the relevant Group Company is a party.

3.3

No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf, other than in the ordinary course of business.

3.4

All resolutions, returns and other documents required to be delivered to the relevant company registry or other corporate authority in any jurisdiction of incorporation of each Group Company other than Inigo Managing Agent Limited, have, since incorporation, and of Inigo Managing Agent Limited, have, since 15 March 2021 (being the date of its acquisition by Inigo Limited), been properly prepared and filed and were true and complete in all material respects.

3.5	The Data Room contains at folder 5.1, complete and accurate copies of the board packs received by the board of directors of Motion in relation to all board meetings scheduled since 9 April 2025.

3.6

No Group Company, other than Inigo Managing Agent Limited, has, since incorporation, and Inigo Managing Agent Limited has not, since 15 March 2021, received any notice that its statutory books are incorrect or incomplete or should be rectified.

3.7	Copies of the constitutional documents of each Group Company (other than LB Cell) are contained in the Data Room and are complete and accurate.

4.	ACCOUNTS AND FINANCIAL INFORMATION

4.1

The Accounts (i) have been prepared in all material respects in accordance with applicable Laws and in accordance with UK GAAP applied on a consistent basis throughout the periods covered thereby; and (ii) present a true and fair view of the assets, liabilities, profits and losses of each of the Group Companies as of the dates, and for the periods, to which they relate.

4.2	The Accounts are not affected by any extraordinary, exceptional or non-recurring items in respect of the period to which they relate.

4.3	Since the Accounts Date:

(a)	there has been no material adverse change in the financial or trading condition of any Group Company or the Syndicate;

(b)	no Group Company or the Syndicate has made or agreed to make any payment other than payments in the ordinary course of business;

(c)	each Group Company and the Syndicate has, in all material respects, carried on its business in the ordinary course of business so as to maintain the same as a going concern;

(d)	no Group Company has issued or agreed to issue any share or loan capital or other similar interest;

(e)	no Group Company has declared, authorised, paid or made any dividend or other distribution, nor has any Group Company reduced its paid up share capital; and

(f)

no Group Company has either (i) allotted or issued or agreed to allot or issue any share capital or any other Security giving rise to a right over its capital or (ii) redeemed or purchased or agreed to redeem or purchase any of its share capital or other Securities.

4.4

The internal audit reports of each Group Company and any external audit reports of each Group Company do not identify any issue that may materially affect the turnover, trading performance or financial position of any Group Company.

4.5

No dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, by any Group Company in contravention of any applicable Law and no Group Company has received a distribution from any company in contravention of any applicable Law.

4.6

Within the last three (3) years prior to the date of this Deed, Inigo Managing Agent Limited has prepared audited accounts for the Syndicate for all applicable years ended 31 December in all material respects in accordance with the requirements of applicable Law, the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2008 and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts give a true and fair view of the Syndicate’s affairs as at 31 December for the applicable year.

4.7

Within the last three (3) years prior to the date of this Deed, Inigo Managing Agent Limited has prepared and submitted to Lloyd’s Quarterly Monitoring Returns (“QMRs”) for the Syndicate in all material respects in accordance with the requirements of applicable Law and such returns present with reasonable accuracy and do not materially misstate the Syndicate’s affairs for the applicable period covered by such QMRs.

5.	FINANCIAL OBLIGATIONS

5.1	Financial Facilities

(a)

Complete and accurate details of all loans, derivatives, hedging agreements, guarantees, indemnities, derivative transactions, letters of credit, loan notes, promissory notes or other indebtedness (including but not limited to off-balance sheet liabilities, hire purchase agreements and similar arrangements) which are outstanding or available to the Group (“Existing Indebtedness”), together with details of any Encumbrances relating to such

Existing Indebtedness, are contained in the Data Room and the Group is in compliance in all material respects with the terms and conditions relating to such Existing Indebtedness and there are no circumstances (including any potential default or event of default (howsoever described)) whereby continuation of such Existing Indebtedness might be, or reasonably be likely to be, prejudiced or affected as a result of the Proposed Transaction, save in respect of a “Change of Control” under clause 4.2 (Change of control) of the L/C Facility Agreement that has been disclosed in the Data Room.

(b)

No Group Company has received any written notice, nor is aware of any circumstances which are reasonably likely to give rise to any such notice being made, of (i) any cancellation or termination of any commitments ahead of their scheduled cancellation or termination; (ii) any requirement to prepay or repay any amount ahead of its scheduled maturity; and/or (iii) any requirement to perform or comply with any obligation to provide additional Security (including, without limitation, any cash collateral), in each case, under or relation to any agreement relating to any borrowing, indebtedness or financial facility.

(c)

No Group Company has been in payment default or technical default (after the expiry of any applicable grace period) under any financial indebtedness (which for the purpose of this paragraph (c) shall include any derivative transactions entered into and in connection with protection against or benefit from fluctuations in any exchange or interest rates or price).

(d)

The total amount borrowed by a Group Company does not exceed any limitation on its borrowing powers contained in its articles of association or constitutional documents, or in any debenture or other deed or document binding on it.

(e)	No potential default, event of default, termination event, breach or misrepresentation (howsoever described) has occurred under any Existing Indebtedness.

(f)

No Group Company has factored, discounted or securitised any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts or waived any right of set-off it may have against any third-party.

5.2	Guarantees Etc.

Save in respect of the L/C Facility Agreement that has been disclosed in the Data Room under which the Company guarantees the obligations of the Corporate Member, there is no outstanding guarantee, indemnity, suretyship or security given:

(a)	by any Group Company; or

(b)	for the benefit of any Group Company or Syndicate,

excluding any indemnities, suretyship or security granted within any customer or supplier agreements.

5.3	Grants and Allowances

No Group Company has applied for, or is in the process of applying for, or received any grant, subsidy or allowance from any governmental or other body during the last three (3) years prior to the date of this Deed and no grant, subsidy or allowance from any governmental or other body is outstanding or liable to be repaid.

5.4	Outstanding Loans and Receivables

No Group Company has lent any amount of money which has not been repaid, and no Group Company owns the benefit of any debts (whether or not due for payment), other than:

(a)	any Employee Loans for which all relevant and accurate details have been Disclosed; and

(b)	trade receivables which have arisen in the ordinary course of business.

5.5	Off-Balance Sheet Financing

Save in respect of the undrawn commitments under the L/C Facility Agreement serving as Funds at Lloyd’s for the Corporate Member that have been disclosed in the Data Room, no Group Company is, or has been, engaged in any financing arrangements that would not be required to be shown or reflected in its financial statements.

6.	ASSETS

6.1	The Properties

(a)	Schedule 5 contains true and accurate details of the Properties.

(b)	No Group Company has any interest in real property save for the Properties.

(c)	A Group Company is the sole legal and beneficial owner of each of the Properties.

(d)	No Property is subject to any Encumbrance.

6.2	Leases

In relation to each Property:

(a)	the requisite details of the Lease for such Property are included in Schedule 5;

(b)

no Group Company has received any written notice of any subsisting material breach and no non-observance of any material covenant, condition or agreement contained in the Lease under which the relevant Group Company holds its interest in the Property, on the part of that Group Company which would materially adversely affect the business of the Group;

(c)

no Group Company has served or received written notice, and no Management Warrantors are aware of any circumstances which are reasonably likely to give rise to any such notice being made, to terminate the Lease before the expiry of the contractual term; and

(d)	with respect to each of the Leases, such Lease is legal, valid, binding, enforceable and in full force and effect.

6.3	Ownership of Non-Property Assets

All assets included in the Accounts or acquired by any of the Group Companies or which have otherwise arisen since the Accounts Date, other than the Properties, the Funds at Lloyd’s of the Corporate Member and any assets disposed of or realised in the ordinary and usual course of business:

(a)	are legally and beneficially owned by the relevant Group Company, and each Group Company has the right to use all tangible material assets used in its business or presently located on its premises;

(b)	are free from Encumbrances;

(c)	are, where capable of possession, in the possession or under the control of the relevant Group Company; and

(d)	are not the subject of any factoring arrangement, conditional sale or credit agreement.

6.4	Debts

None of the debts due from or due to any Group Company which are included in the Accounts or which have subsequently arisen, in each case which exceed $1,000,000:

(a)	has been outstanding for more than 18 months from its due date for payment; and

(b)

has been released on terms that the debtor has paid less than the full value of its debt, and all such debts have realised, or the Management Warrantors expect such debts to realise, in the normal course of collection their full value as included in the Accounts or in the books of the relevant Group Company after taking into account the provision for bad and doubtful debts made in the Accounts.

7.	COMMERCIAL AGREEMENTS AND ARRANGEMENTS

7.1	General

(a)	The Data Room contains true and complete copies of all Material Contracts as at the date of this Deed.

(b)	No Material Contract:

(i)

contains any material restriction on the ability of any Group Company or any of its Affiliates (or, after consummation of the transactions contemplated hereby, the Buyer or any of its Affiliates) to solicit specified customers or prospective customers for the purchase or renewal of material Insurance Contracts or to alter or change the terms, features, benefits, elections or options under any material Insurance Contracts;

(ii)	provides for any obligation to loan or contribute funds to, or make investments in, another person;

(iii)

save in respect of the L/C Facility Agreement that has been disclosed in the Data Room, is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee of any obligation for borrowed money of any person or any other liability of any Group Company in respect of indebtedness for borrowed money of any person, in each case, involving liabilities in excess of $250,000;

(iv)

save in respect of any arrangements in relation to Motion, is an agreement that is a material limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the business of any Group Company;

(v)	is a currently in force hedge agreement or other contract material to a Group Company’s or the Syndicate’s hedging programme;

(vi)	is a currently in force investment management agreement;

(vii)

is a material contract that relates to the administration of claims, underwriting or other insurance policy administration functions, including any collateral arrangements in respect of such contracts;

(viii)

save in respect of the L/C Facility Agreement that has been disclosed in the Data Room, requires a Group Company or any Affiliate thereof to maintain a minimum rating (including, for the avoidance of doubt, any rating applicable to a company group of which the relevant Group Company is a member) or solvency ratio such that a failure to maintain a rating or solvency ratio at or above such rating or solvency ratio would give rise to any violation, breach or default by the Group Company thereunder, or that would permit any modification, acceleration or termination thereof, or that would require the Group Company to collateralise or otherwise provide security thereunder or with respect thereto;

(ix)

provides for the acquisition or disposal (whether in a single transaction or series of transactions) of any business (or any material part of any business) or any shares in any company from and after the 36 months prior to the date of this Deed where the value of that business or those shares exceeds $1,000,000;

(x)	provides for the purchase, sale, transfer or acquisition of any real property from and after the 36 months prior to the date of this Deed;

(xi)

save in respect of the L/C Facility Agreement that has been disclosed in the Data Room, provides for any guarantee or surety by any Group Company of the obligations of any other person, or by any person for the benefit of the Group Company, including any guaranty, capital maintenance or keep-well and in each case to the extent in force;

(xii)	is a contract entered into with any Regulatory Body; or

(xiii)	obligates any Group Company to enter into any of the foregoing.

(c)	Other than Material Contracts, there are no agreements which, in the reasonable opinion of the Company, are otherwise material to the conduct of the Group’s business.

(d)

Each Material Contract is a legal, valid and binding obligation on the relevant Group Company, and, as far as the Management Warrantors are aware, each other party to such Material Contract, and is enforceable against the relevant Group Company, and, as far as the Management Warrantors are aware, each such other party, in accordance with its terms. The relevant Group Company has not received any written notice of a material default or material breach in respect of any Material Contract.

(e)	There are no outstanding agreements or arrangements under which any Group Company is under an obligation to acquire or dispose of all or a substantial part of its assets or business.

(f)

As far as the Management Warrantors are aware, no written notice of termination or of intention to terminate, rescind, avoid or repudiate has been received or given in respect of any Material Contract, and there are no circumstances that are reasonably likely to give rise to any such rights (except where such Material Contract has expired or is due to expire in accordance with its terms).

(g)	No Group Company participates in any joint venture (other than in relation to Motion), consortium (other than Lloyd’s consortia in the ordinary course of business) or partnership arrangements.

7.2	Compliance with Agreements

(a)	All Material Contracts have been complied with in all material respects by the relevant Group Company.

(b)

During the twelve (12) months immediately preceding the date of this Deed, no counterparty to a Material Contract has ceased, reduced or indicated an intention to cease or reduce, or changed the terms of or indicated an intention to change the terms of, its trading or supply with any Group Company other than in accordance with the terms of such Material Contract or otherwise in the ordinary course of business.

(c)

No party has been unable to meet its obligations or is otherwise in breach (other than any obligation or breach which is immaterial and administrative in nature) of a Material Contract, and there are no circumstances in existence which would render such a breach to be reasonably likely to occur or mean that either the Group Company or the relevant counterparty may be unable to meet its obligations.

(d)	No party has relied on any force majeure as a means of absolving itself from performance of any obligation in a Material Contract.

7.3	Effect of Sale of the Shares

(a)

Neither entering into nor completion of this Deed and the Transaction Documents for the transfer of all or any of the Shares will, or is likely to result in a material breach of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any Material Contract, save as Disclosed in the Disclosure Letter or in respect of the change in control terms under the L/C Facility Agreement that has been disclosed in the Data Room.

(b)	No person is entitled to receive from a Group Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares.

8.	CORPORATE INSURANCE POLICIES

8.1

The Data Room contains complete copies of all insurance policies or indemnity policies as on the date of this Deed (other than (i) Insurance Contracts; and (ii) any outwards reinsurance contracts) maintained by or for the benefit of each Group Company (known as the “Insurance Policies”, and each an “Insurance Policy”).

8.2

In the three (3) years prior to the date of this Deed, no insurer has disputed any of the Insurance Policies. All premiums and any related insurance premium taxes due on the Insurance Policies have been paid when they were due and there are no existing circumstances which would give rise to an increase in premium or make any Insurance Policy void or voidable.

8.3

There are no outstanding claims by any Group Company under, or in respect of the validity of, any of the Insurance Policies and, so far as the Management Warrantors are aware, there are no circumstances likely to give rise to any claim by any Group Company under any of the Policies.

8.4

Each Group Company has, in the three (3) years prior to the date of this Deed, been insured against risks normally insured by a prudent person carrying on a similar business to the Group Companies and has at all times effected all insurances required by applicable Law.

8.5

Nothing has been done or omitted to be done by any Group Company or, so far as the Management Warrantors are aware, any other party which has made any of the Insurance Policies void or voidable. So far as the Management Warrantors are aware, none of the insurers under the Insurance Policies are insolvent.

8.6

So far as the Management Warrantors are aware, there are no circumstances which have given or are likely to give rise to any claim or require notification under any of the Insurance Policies, which have not been notified to the relevant insurers.

9.	CLAIMS AND POLICIES

9.1

There has been no material failure by Inigo Managing Agent Limited within the last three (3) years prior to the date of this Deed to administer or comply with any policies in accordance with their terms which, taken individually or collectively, has resulted, or will result, in a material adverse effect on Inigo Managing Agent Limited or the Syndicate.

9.2	The policyholder records of Inigo Managing Agent Limited are sufficient to enable it to deal with claims arising under the policies in all material respects.

9.3

The Group Companies have processed and administered all claims with respect to the Group Companies and/or the Syndicate in accordance with applicable Law and, so far as the Management Warrantors are aware, in a timely manner during the last three (3) years prior to the date of this Deed.

10.	EMPLOYEES AND EMPLOYEE BENEFITS

10.1	Employees and Terms of Employment

(a)	The Disclosure Documents contain:

(i)	the terms and conditions of employment (including salary and other contractual benefits) of each Senior Employee;

(ii)	the standard terms of employment applicable to the Employees (other than Senior Employees) and details of any material discrepancies from these terms with respect to any such Employee; and

(iii)

a schedule of all Employees showing true, accurate and complete details of each Employee’s employing entity, job title, immigration status, date of commencement of continuous employment, contractual hours of work, work location, notice period or term of employment, basic salary and contractual benefits.

(b)

No Group Company is a party to any arrangement which provides that the transactions contemplated under the Sale and Purchase Agreement or any change of control of any Group Company shall entitle any present or former Employee or director, officer, worker or independent contractor of any Group Company to any payment or benefit whatsoever or the acceleration of any payment or benefit, other than the Share Plans.

10.2	Termination of Employment

(a)	No Senior Employee has given or received, notice to terminate such person’s employment.

(b)	There are no proposals to terminate the employment of any Senior Employee.

(c)

Save as set out in the relevant Employee’s terms and conditions of employment, no Group Company has agreed to make any payment or agreed to provide any benefit to any Senior Employee, or any of such person’s dependants, that has not yet been paid in connection with the proposed termination or suspension of employment or variation of any contract of employment of any such Senior Employee.

10.3	Independent Contractors

(a)	The Disclosure Documents contain:

(i)

a true, complete and accurate schedule of all individuals who are engaged directly, or through an intermediary, by any Group Company but who are not Employees, showing true, accurate and complete details of each such individual’s function, the term of their engagement and their remuneration; and

(ii)

the template terms and conditions on which the individuals referred to in paragraph 10.3(a)(i) are engaged and details of any material discrepancies from these terms and conditions with respect to any such individual.

10.4	Employee Representative Bodies and Industrial Disputes

(a)	No Group Company:

(i)	is a party to any collective bargaining, recognition or similar agreement with any trade union, works council or any other employee representative body; or

(ii)

recognises or certifies any trade union, works council or any other employee representative body and no Group Company has received a request for recognition of the same in the two years immediately prior to the date of this Deed.

(b)

There is not, and during the two years immediately prior to the date of this Deed there has not been, any industrial action adversely affecting any Group Company and there are no circumstances which are likely to give rise to any such industrial action, collective grievance or trade dispute against any Group Company.

10.5	Employee Litigation and Compliance

(a)

There is no current, threatened or pending claim or material dispute with any present or former Employee or worker or independent contractor of any Group Company and there are no circumstances which are likely to give rise to any such claim or dispute.

(b)

Each Group Company has complied in all material respects with its statutory and contractual obligations to or in relation to its present or former Employees , workers or independent contractors, including applicable Laws relating to terms and conditions of employment, health and safety, wages, holiday pay and the calculation of holiday pay, absence and working time, immigration, discrimination, disability rights or benefits, equal pay and equal opportunities and labour relations.

(c)

There are no amounts owing to or in relation to any present or former Employee, worker or independent contractor of any Group Company, other than remuneration and emoluments accrued during the relevant payment period or business expenses due to be reimbursed in the normal course of business.

10.6	Bonus or Other Profit-Related Schemes

(a)

The Disclosure Documents contain the rules and other governing documentation relating to all benefits, plans, policies or rules relating to profit sharing, any bonus other than the short term incentive plan, commission or other incentive schemes and any other remuneration or benefits to which any Employee may be entitled and the governing terms on which they are provided.

(b)

All existing material benefit schemes operated by the Group have been operated materially in accordance with their governing rules or terms and all applicable Laws and all documents which are required to be filed with any regulatory authority have been so filed.

10.7	Share Plans

(a)

Other than the Share Plans, there are no incentive plans (including, but not limited to, share option plans, long-term incentive plans, restricted share plans, savings plans, share incentive plans, and phantom plans) operated by the Company or any Group Company involving rights to acquire Securities under which any Employees, former Employees, officers, consultants, workers or independent contractors participate or are eligible to participate, and there are no plans to introduce any such incentive plans.

(b)

All Share Plans have been operated materially in accordance with their governing rules or terms and all applicable Laws and all documents which are required to be filed with any regulatory authority in connection with such Share Plans have been so filed.

(c)

The Disclosure Documents contain full and accurate particulars of all governing documentation relating to the Share Plans and any employment-related Securities held by any Employees or former Employees.

(d)

Other than the EBT, no Group Company has established, operates or has operated any employee benefit trust, and no employee benefit trust (including the EBT) nor any other third party has (i) made any payment or loan to, (ii) made available or transferred assets to, or (iii) earmarked any assets (however informally) for the benefit of any Employees or former Employees (or any associate of such Employees or former Employees) of any Group Company such as would fall within Part 7A of ITEPA 2003.

10.8	Pension Schemes

(a)

Other than (i) the Pension Scheme, and (ii) any statutory social security plans operated under public law, statute or regulation to which the Company or any Group Company contributes in compliance with applicable Law, there are no obligations under which the Company or any Group Company is required to make payment of a contribution towards, or other provision for, pension benefits on retirement or death for the benefit of an Employee or an Employee’s dependants and no undertaking or assurance (whether written or oral) has been given by the Company or any Group Company to any Employee as to the continuance or introduction of any pension plan, or increase, augmentation or improvement of any pension benefits (including those provided under the Pension Scheme).

(b)	No Group Company has ever:

(i)

been an employer in relation to, participated in, or had any liability (whether prospective, contingent or otherwise) to or in respect of an occupational pension scheme which is not a money purchase pension scheme, both terms as defined in the United Kingdom Pension Schemes Act 1993; or

(ii)	been an “associate” of or “connected” with (as those terms are used in sections 38 and 43 of the United Kingdom Pensions Act 2004) such an employer.

(c)

No person has previously transferred to any of the Group Companies pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 (as amended) who immediately prior to such transfer participated in a defined benefit pension scheme that made provision for benefits other than related to old age, invalidity or on death.

(d)	The Pension Scheme complies with, and has been managed in accordance with its governing documentation and all applicable Laws, regulations and requirements.

(e)	There are no disputes concerning the Pension Scheme in respect of any Employee or former employee of any Group Company or director of any Group Company.

11.	INTELLECTUAL PROPERTY RIGHTS

11.1	The Group is either (i) the legal and beneficial owner (free from all Encumbrances) of, or (ii) has subsisting right to use, all Business IPR.

11.2	The Disclosure Letter contains a complete and accurate list of all Owned Business IPR that are registered or the subject of an application to register, excluding domain names (the “Registered IP”).

11.3	All domain names used primarily in the business of the Group as at the date of this Deed are registered in the name of a Group Company and are listed in the Disclosure Letter (the “Domain Names”).

11.4

All maintenance and renewal fees payable before the date of this Deed in respect of the Registered IP, and the Domain Names, have been paid in full, and no Registered IP or Domain Names have lapsed or been omitted for non-payment.

11.5

Except as disclosed in the Disclosure Letter, no Owned Business IPR is subject to any joint ownership or restrictions on assignment, and no third party (including any government, university, funding body or research institution) has any right or interest in any Owned Business IPR.

11.6	Except as disclosed in the Disclosure Letter, no Group Company is a party to any agreement which constitutes a Material IP Agreement.

11.7

No Owned Business IPR is, or is required to be, deposited in a source code escrow agreement or licensed to any third party, other than under written agreements containing confidentiality and use restrictions.

11.8

Each current and former employee, officer, director, contractor, temporary worker and consultant of any Group Company that has made a contribution to the development or modification (including improvement) of any Owned Business IPR in the twelve (12) months prior to the date of this Deed has executed an agreement assigning to the relevant Group Company all of their rights in such development, and waiving all moral rights in relation thereto, subject to, and in accordance with, any applicable Law. In respect of any Owned Business IPR that is material to the conduct of the business of the Group Companies, each such person, whenever engaged prior to the date of this Deed, has executed such an agreement. No current or former employee, officer, director, contractor or consultant is entitled to any consideration, remuneration or other compensation in relation to the use of, or any interest in, their contribution to the development or modification (including improvement) of any Owned Business IPR.

11.9

In the twelve (12) months prior to the date of this Deed, no written notice has been received by any Group Company alleging that the business of the Group infringes or makes unauthorised use of the Intellectual Property Rights of any third party, and, so far as each Management Warrantor is aware, no such claims are pending or threatened.

11.10

In the twelve (12) months prior to the date of this Deed, no Group Company has given any written notice that the Owned Business IPR is being infringed or used without authorisation by any third party in any material respect.

11.11

The performance of (and transactions contemplated by) this Deed will not result in the loss or impairment of, nor require the consent of any other person in respect of, or the payment of any material non-customary amounts under, any Group Company’s rights to own or use any Business IPR as owned or used by a Group Company in the twelve (12) months prior to the date of this Deed unless expressly agreed otherwise under a Transaction Document.

12.	INFORMATION TECHNOLOGY AND ARTIFICIAL INTELLIGENCE

12.1	The Material IT Contracts are valid, binding and in full force and effect. The Group Companies comply, and have complied, with the Material IT Contracts in all material respects.

12.2	The Disclosure Letter contains a complete and accurate list of all Material IT Contracts. In relation to the Material IT Contracts:

(a)	no written notice has been given by any party of termination, and no Management Warrantors are aware of any circumstances which are reasonably likely to give rise to any such notice being made;

(b)	no written notice has been given by any party of material breach; and

(c)	none of the Material IT Contracts contain any change-of-control restrictions or consent requirements that will be triggered by the Proposed Transaction, except as disclosed in the Disclosure Letter.

12.3

Each Group Company has complied in all material respects with the terms under which it uses any third-party software (including any open source software), and the use of such software does not obligate any Group Company to disclose, distribute or license any source code forming part of the Owned Business IPR to any third party.

12.4

The IT Systems have appropriate virus protection, security and back-up systems, and tested business continuity and disaster recovery plans, in accordance with applicable law and good industry practice, and no such testing or other assessment has identified any critical or high-risk vulnerability which remains unremedied. To the knowledge of the Warrantors, the IT Systems do not contain any device or feature designed to disrupt, disable or impair their functioning.

12.5	The IT Systems, except as disclosed in the Disclosure Letter:

(a)	are owned by, or validly licensed or leased to, a Group Company;

(b)

are adequate for the Group’s business as currently conducted, and are not dependent on any facilities or services not owned or controlled by a Group Company (including under a licence), other than hosted or cloud services or as disclosed in the Data Room; and

(c)	are subject to appropriate development, maintenance and support agreements.

(d)

the IT Systems do not require material capital expenditure other than (i) in the ordinary course of business consistent with past practice, or (ii) as disclosed in the Data Room or in the Disclosure Letter.

12.6

Within the last three (3) years prior to the date of this Deed, there have been no physical or logical intrusions into the IT Systems which have had, or are having, a material adverse effect on the business of any Group Company. The Group Companies maintain appropriate measures to prevent unauthorised access to, or contamination of, the IT Systems, in accordance with good industry practice.

13.	DATA PROTECTION AND CYBERSECURITY

13.1

Each Group Company complies, and has complied during the last three (3) years, in all material respects with applicable Data Protection Laws, including through the implementation and maintenance of appropriate data protection policies, procedures, records and logs.

13.2

Except as disclosed in the Disclosure Letter, the Group has not, during the twelve (12) months prior to the date of this Deed: (a) suffered any personal data breach that triggered notification obligations under applicable Data Protection Laws; (b) been subject to investigation or received written notice, nor has become aware of any circumstances which are reasonably likely to give rise to any such notice being made, of non-compliance from any competent supervisory authority (other than matters which have subsequently been withdrawn or resolved in favour of the Group Company); or (c) received any written claim or complaint, nor has become aware of any circumstances which are reasonably likely to give rise to any such claim or complaint being made, alleging a material breach of Data Protection Laws or failure to comply with data subject rights (other than matters which have subsequently been withdrawn or resolved in favour of the Group Company).

14.	LICENCES TO OPERATE

14.1

All necessary licences, permissions, registrations, consents, approvals, permits, authorisations waivers and exemptions (public and private), (excluding for Business IPR), have been obtained by each Group Company and Motion to enable it to carry on its business in the places and manner in which such business is carried out as at the date of this Deed and all such licenses, registrations, consents, permits and authorisations are valid, in full force and effect and not subject to any material condition, limitation, or restriction which is not complied with or which adversely affects the ability of the relevant Group Company or Motion to carry on its business in the ordinary course (the “Authorities”).

14.2

No Group Company or Motion has received notice that any of the Authorities has, will or is likely to be suspended, cancelled, terminated, revoked, modified or not renewed, in whole or in part, and so far as each Management Warrantor is aware, there are no other indications or circumstances in the last three (3) years prior to the date of this Deed to suggest that any of the Authorities will be revoked, suspended or cancelled.

14.3	No Group Company or Motion has applied for any variation to or cancellation of any of its Authorities in the three (3) year period preceding the date of this Deed.

14.4

There are no material Complaints from any client outstanding against (i) any Group Company or (ii) in respect of the Business only, any member, director or employee of any Group Company. For these purposes, “Complaint” means a written expression of dissatisfaction, whether justified or not, received by a Group Company from, or on behalf of, a person about the actions or omissions of a Group Company or any member, director or employee of a Group Company which alleges that any Group Company or any member, director or employee of a Group Company is in breach of its contractual obligations to such complainant, or that the complainant has suffered (or may suffer) financial loss, or that the relevant Group Company or any member, director or employee of a Group Company is or may be in breach of any applicable Law of any relevant jurisdiction.

14.5

Complete copies of all material written correspondence relating to the conduct, resources or regulatory status of each relevant Group Company between such Group Company and any Regulatory Body during the three (3) years prior to the date of this Deed are included in the Data Room.

15.	COMPLIANCE WITH LAWS

15.1

The Group has conducted and is conducting its business in all material respects in accordance with all applicable Laws, regulations, rules, guidance, codes of conduct and practice, policy statements and other requirements of any Regulatory Body in any jurisdiction in which any Group Company operates, including the terms of any Authorities, and any requirements arising from regulatory correspondence, thematic reviews, skilled person reviews, enforcement actions, or risk mitigation programmes.

15.2

Each Group Company has filed or has otherwise provided all material returns, accounts, applications, notices, reports and any other necessary information required to be filed with or provided to a Regulatory Body for the three (3) years prior to the date of this Deed and such returns, accounts, applications, notices and reports did not contain any inaccurate historical factual information or omit any historical factual information required to be included therein which, in either case, would have misrepresented to a material extent, the position of any Group Company as compared to that presented by such documents and any material factual information on which such returns, applications, notices and material reports were based, and which was provided by each Group Company was, when provided, true, accurate and not misleading in any material respect in relation to the period or periods to which such information relates.

15.3

No Group Company nor its respective directors, officers and employees, or any other person (including agents and representatives) for whose acts or defaults any Group Company may be vicariously liable:

(a)

is liable for any criminal, illegal or unlawful or unauthorised act or breach of any obligation or duty for which, in respect of directors, officers and, employees and those other persons for whose acts or defaults any Group Company may be vicariously liable, a Group Company may be liable;

(b)

is or has been in the three (3) years prior to the date of this Deed the subject of any investigation, inquiry or enforcement proceedings by any Regulatory Body in relation to any Group Company, and no Group Company has received any written notification that any such investigation, inquiry or proceedings are or have been threatened or are pending and there are no circumstances existing that could reasonably be expected to give rise to any such investigation, inquiry or proceedings; or

(c)

is liable or subject to further investigations due to internal audit findings, inquiries and/or proceedings and any recommendations from internal audit functions have been actioned to the satisfaction of the internal audit function from time to time in relation to any Group Company.

15.4	No Group Company or (in respect to (a) only) Motion, has at any time in the three (3) years prior to the date of this Deed:

(a)	been subject to, or notified of any pending or threatened, enforcement or disciplinary investigation, enforcement action, interview under caution, or other formal investigation by a Regulatory Body;

(b)

received any non-routine or adverse written notice, letter, requirement, request, censure, fine, warning notice, decision notice, supervisory notice, prohibition, direction or public statement (whether final or draft) from a Regulatory Body; or

(c)	entered into any voluntary requirement, undertaking or agreement with a Regulatory Body (including a skilled person review or remediation programme),

and, so far as the Management Warrantors are aware, no such investigation, enforcement action or regulatory intervention is pending or threatened.

15.5

No Group Company has received a written notice from any Regulatory Body that any director of, or any individual employed by, any Group Company has been the subject of any censure, disciplinary action, fines or other enforcement action by any Regulatory Body in the three (3) years prior to the date of this Deed.

15.6

The Corporate Member is duly admitted to membership of Lloyd’s pursuant to Membership Byelaw (No. 5 of 2005) and is party to such of Lloyd’s membership agreements as are required by Lloyd’s and none of such agreements have been amended from the standard form provided by Lloyd’s.

15.7

Each person carrying out a senior management function on behalf of Inigo Managing Agent Limited for which approval is required under applicable Law has been approved for this purpose by the PRA, FCA or any other applicable Regulatory Body.

15.8

Within the last three (3) years prior to the date of this Deed, all material returns, reports, statements and other information, applications and notices required to be filed with or otherwise submitted to the FCA, the PRA, Lloyd’s and any other applicable Regulatory Body in connection with the carrying on of the business of the Group have been prepared duly filed and maintained by the Company and/or the Corporate Member in accordance with applicable Law.

15.9	As far as each Management Warrantor is aware:

(a)

each Producer, at any time that it wrote, sold or produced Insurance Contracts for a Group Company, was duly licensed, authorised and appointed (for the type of business written, sold or produced by such Producer) in the particular jurisdiction in which such Producer wrote, sold or produced such Insurance Contracts; and

(b)	no Producer is in material violation of any term or provision of applicable Law relating to the writing, sale or production of such Insurance Contracts for any Group Company.

15.10

There has been no material claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration pending or threatened in writing against any Group Company with respect to the marketing of any Insurance Contract.

15.11

Each Group Company maintains adequate and appropriate systems, controls, and governance arrangements, including but not limited to those relating to risk management, compliance, internal audit, financial reporting, operational resilience, outsourcing, product governance, and data protection.

16.	CONDUCT OF BUSINESS AND LLOYD’S

16.1

Inigo Managing Agent Limited does not carry on, and has not at any time in the last three (3) years prior to the date of this Deed, carried on any business other than that of acting as managing agent at Lloyd’s.

16.2

The Syndicate is the only Lloyd’s syndicate for which Inigo Managing Agent Limited is or has in the last three (3) years prior to the date of this Deed been a Lloyd’s managing agent and is the only Lloyd’s syndicate managed by Inigo Managing Agent Limited in respect of which there is any open Year of Account.

16.3

There are no variations to the terms of the standard Managing Agency Agreements or Agent’s Agreements. Inigo Managing Agent Limited has not given to or received from (or on behalf of) any member of the Syndicate notice to terminate the Managing Agent’s Agreement between Inigo Managing Agent Limited and such member (or Inigo Managing Agent Limited’s appointment under such agreement) or applied to Lloyd’s for permission to give any such notice, and Inigo Managing Agent Limited has not received notice of any intention on the part of any such member not to underwrite for the 2026 Year of Account as a member of the Syndicate (where that member has tenancy rights with respect to the Syndicate).

16.4

In the last three (3) years prior to the date of this Deed, Inigo Managing Agent Limited has at all times properly observed, fulfilled, performed, conducted and carried out in all material respects all obligations imposed on it under any Managing Agency Agreements and Agent’s Agreements from time to time entered into by Inigo Managing Agent Limited and, so far as each Management Warrantor is aware, there have been no acts or omissions on the part of Inigo Managing Agent Limited, its officers, employees or agents which constitute or may constitute a material breach (whether in contract, tort, trust or otherwise) of the duties Inigo Managing Agent Limited owes to any member or members’ agent.

16.5

Inigo Managing Agent Limited has not entered into any agreement with any member of the Syndicate other than in the standard form(s) prescribed by the Council and all members of the Syndicate have the same arrangements with Inigo Managing Agent Limited regarding profit commission, fees and the consequences of any deficit.

16.6	All binding authority agreements entered into by Inigo Managing Agent Limited on behalf of the members of the Syndicate are, in all material respects, on LMA standard terms.

16.7

So far as each Management Warrantor is aware, there has not been on the part of the managing agent’s trustees appointed by Inigo Managing Agent Limited any breach of trust or of any fiduciary obligations in any material respect in respect of any trust established or maintained pursuant to Lloyd’s Regulations for the purposes of the business of the Syndicate and Inigo Managing Agent Limited.

16.8

Inigo Managing Agent Limited has, in all material respects and at all times, complied with its fiduciary obligations in relation to funds coming into its hands and required to be treated as trust assets in connection with the business of the Syndicate.

16.9

All funds of the Syndicate are properly entered in the books and records of the Syndicate and are invested and held in all material respects in accordance with the relevant premiums and other trust deeds or instruments and Lloyd’s Regulations.

16.10

So far as each Management Warrantor is aware, all outward reinsurance agreements and arrangements in respect of the Syndicate are valid and enforceable, and, other than in the ordinary course of insurance and reinsurance claims arising in respect of a Group Company’s participation in any syndicate, there are no disputes (and no Management Warrantors are aware of any circumstances which are reasonably likely to give rise to any such dispute being raised) under any such agreements and arrangements.

17.	THE CORPORATE MEMBER, OTHER MEMBERS & FUNDS AT LLOYD’S

17.1	The Corporate Member has not conducted any business other than that of being a corporate member at Lloyd’s and it has not participated on any syndicate at Lloyd’s other than the Syndicate.

17.2	The Corporate Member has not made, and it does not as at the date of this Deed make its Funds at Lloyd’s inter-available to any other member.

17.3

The Corporate Member has deposited with Lloyd’s the full amount of their Funds at Lloyd’s requirements in relation to the Coming into Line process for each of the open Years of Account, and there has been no cash call on the Corporate Member in respect of any open Years of Account in the twelve (12) months preceding the date of this Deed.

17.4

There are no matters that could lead to a conflict of interest between the interests of Inigo Managing Agent Limited and the members of the Syndicate, other than those of a Lloyd’s managing agent acting in the ordinary course of business at Lloyd’s.

17.5	The 2020, 2021 and 2022 Years of Account of the Syndicate that have been reinsured to close have been reinsured to close in the ordinary course.

17.6

Inigo Managing Agent Limited retains no further responsibility for the management of the 2020 and prior Years of Account of the Syndicate, save for the ordinary residual responsibility that applies to a Lloyd’s managing agent of Years of Account of a Lloyd’s syndicate that have been reinsured to close into a Year of Account of a Lloyd’s syndicate managed by another Lloyd’s managing agent.

17.7	Where Funds at Lloyd’s have been provided on behalf of the Corporate Member, all required disclosures have been made to Lloyd’s with respect to such arrangements.

17.8	Within the last three (3) years prior to the date of this Deed, there have been no cash calls by Lloyd’s with respect to the Funds at Lloyd’s provided by or on behalf of the Corporate Member.

18.	ACTUARIAL AND RESERVES

18.1

The Data Room contains in folders 4.3 and 4.6 complete and accurate copies of the latest reserving policy and the reserving process used for making actuarial and reserving calculations of the Syndicate. The Data Room in folder 4 contains the claims and premium data used to calculate the reserves for the second quarter of 2025 and fourth quarter of 2024, together with the methodologies and assumptions used, and this data is complete and accurate.

18.2

As far as each Management Warrantor is aware, during the last three (3) Years of Account and the current Year of Account (the “Applicable Period”), the reserves of each Group Company and the Syndicate (including those contained in the Accounts) were properly determined, and calculated using their respective methodologies and assumptions at the time of such determination in compliance with generally accepted actuarial standards (consistently applied, except as otherwise noted in the Accounts and notes thereto), professional guidance and applicable Law in all material respects (except as otherwise noted in the Accounts and notes thereto included in such Accounts).

18.3	As far as each Management Warrantor is aware, during the Applicable Period, in the context of determining the reserves of each Group Company and the Syndicate:

(a)	the claims data used were sufficiently accurate; and

(b)	the methodologies and the assumptions used were reasonable,

in the context of the insurance and reinsurance business underwritten by the Syndicate.

18.4

Inigo Managing Agent Limited has not in the past three (3) years prior to this Deed been party to a transfer of insurance business, save for the transfers pursuant to the 2023 RITC Agreement, the 2024 RITC Agreement and the 2025 RITC Agreement.

18.5

The Data Room contains in folder 4.4 all actuarial reports relating to reserving calculations made by external actuaries with respect to the Syndicate commissioned by Inigo Managing Agent Limited within the three (3) year period ending on the date of this Deed.

18.6

Inigo Managing Agent Limited has not materially changed any of its reserving methodologies (as defined in the reserving policy available at 6.3.15 in the Data Room) for making actuarial and reserving calculations in the last three (3) years prior to the date of this Deed.

18.7

So far as each Management Warrantor is aware, all material premiums, claims and reinsurance claims information that is Disclosed in folder 4 of the Data Room is appropriate, complete and accurate and has been properly extracted in good faith and with reasonable care, and accurately reflect the underlying data in all material respects and does not contain any material omissions or misstatements as at the relevant date.

18.8

So far as each Management Warrantor is aware, the data provided in connection with the preparation of the external actuarial reports with respect to the Syndicate commissioned by Inigo Managing Agent Limited within the three (3) year period ending on the date of this Deed was true, complete and accurate in all material respects (including with respect to all benefits and risks covered under the terms of all Insurance Contracts) when provided to each advisor.

19.	ANTI-CORRUPTION, ANTI-MONEY LAUNDERING AND SANCTIONS

19.1

The Group, its directors, officers, any Group Company and, so far as each Management Warrantor is aware, its Associated Persons and employees are, and have been since 15 March 2021, in material compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and in compliance with Sanctions.

19.2

Neither the Group, nor its directors, officers, any Group Company and, so far as each Management Warrantor is aware, nor any of its Associated Persons and employees have, directly or indirectly, since 15 March 2021 (i) used any funds in violation of Anti-Corruption Laws and Anti-Money Laundering Laws, or (ii) requested or accepted any bribes, facilitation payments or other unlawful benefits in violation of Anti-Corruption Laws.

19.3

Neither the Group nor its directors, officers, any Group Company and, so far as each Management Warrantor is aware, nor any of its Associated Persons or employees is engaging, or has engaged since 15 March 2021, directly or, to their awareness, having made reasonable inquiry, indirectly, in any activity, practice or conduct in violation of, Sanctions.

19.4

Neither the Group nor its directors, officers, any Group Company and, so far as each Management Warrantor is aware, nor any of its Associated Persons or employees is, or has since 15 March 2021 received written notice, that it is, the subject of any investigation, subpoena, complaint, lawsuit, proceeding, inquiry, enforcement proceedings, penalty, notice, warning letter, or other action by any governmental, administrative or regulatory body regarding any offence or alleged offence under Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions in any jurisdiction in which the Group or its Associated Persons operate, and no Group Company has received any written notification that any such actions are or have been threatened or are pending.

19.5

Neither the Group nor its directors, officers, any Group Company and, so far as each Management Warrantor is aware, nor any of its Associated Persons or employees is or has made any disclosure (voluntary or involuntary) to any governmental, regulatory or administrative body related to compliance or non-compliance with Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions since 15 March 2021.

19.6

Since 15 March 2021, neither the Group nor its directors, officers, any Group Company and, so far as each Management Warrantor is aware, nor any of its Associated Persons or employees: (i) is or has been a Sanctioned Person or has acted, directly or, to their awareness, having made reasonable inquiry, indirectly, on behalf of a Sanctioned Person; (ii) is, to their awareness, having made reasonable inquiry, conducting or has conducted any business or activity, or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person in each case in violation of Sanctions; or (iii) is, to their awareness, having made reasonable inquiry, dealing in or has dealt in, or otherwise engaged in, any transaction relating to any property or interests in property of any Sanctioned Person, in each case in violation of Sanctions, or (iv) is, to their awareness, having made reasonable inquiry, engaging or has engaged in any business or activity that could result in it becoming the target of Sanctions or enforcement action related to Sanctions.

19.7

Each Group Company maintains and regularly keeps under review on an ongoing basis written procedures and internal accounting controls which are reasonably designed to promote and achieve compliance by the relevant Group Company and its respective Associated Persons with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

20.	COMPETITION

20.1

No Group Company is or has at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which:

(a)	is or was in breach of any competition or similar legislation in any jurisdiction in which the Group’s business is or has been carried on;

(b)

is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar legislation in any jurisdiction in which the Group’s business is or has been carried on;

(c)

is or has been during the past two (2) years prior to the date of this Deed the subject of any registration with, or any notification or application for a decision or guidance to, any competition or other governmental or administrative authority pursuant to any competition or similar legislation of any jurisdiction in which the Group’s business is or has been carried on;

(d)

is or was otherwise registrable, notifiable, unenforceable or void or which renders a Group Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar legislation in any jurisdiction in which the Group’s business is or has been carried on.

20.2

No Group Company has given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against any Group Company, or in relation to it, pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on which restricts the manner in which any Group Company is permitted to conduct any of the Business.

20.3

No Group Company has received any aid, or any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

21.	LITIGATION

21.1

No Group Company or Motion (or any person for whose acts or defaults a Group Company or Motion may be vicariously liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than in respect of the Insurance Contracts or as claimant in the collection of debts arising in the ordinary and usual course of its business) which is material to the business of the Group or Motion (as applicable) .

21.2

Other than in the ordinary course of business pursuant to the Insurance Contracts, no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance is pending by or against any Group Company (or any person for whose acts or defaults a Group Company may be liable).

21.3

There are no investigations, disciplinary proceedings or, so far as the Management Warrantors are aware, other circumstances reasonably likely to lead to any claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

21.4	No Group Company is affected by any existing or pending judgments or rulings, orders or decrees of any court or Regulatory Body or any expert determination or arbitral award.

22.	TAXATION

22.1

In the four (4) years prior to the date of this Deed, all material Taxation of any nature whatsoever for which any Group Company is or has been liable to pay, withhold or account for (including in respect of any Securities held at any time by any Employees or former Employees), has been duly paid, withheld or accounted for, within the time limits prescribed by relevant legislation, insofar as such material Taxation ought to have been paid, withheld or accounted for, and no Group Company has paid, withheld or accounted for any Tax which it was or is not properly due to pay, withhold or account for in the four (4) years prior to the date of this Deed.

22.2

Without prejudice to the generality of paragraph 22.1 of this Schedule 2, all material payments by a Group Company in the four (4) years prior to the date of this Deed which ought to have been made after deduction, withholding or retention of Tax have been so made and each Group Company has accounted for all such deductions, withholdings and retentions of Tax to each relevant Tax Authority and complied with all its obligations under Tax statutes in connection therewith.

22.3

No Group Company has at any time entered into or been engaged in or been a party to or promoter of any scheme, transaction or arrangement which was required by law to be specifically disclosed to a Tax Authority or a main or dominant purpose or object of which was the avoidance or deferral of or the obtaining of a reduction in or other advantage in respect of a liability to Tax.

22.4

Each Group Company is resident for Tax purposes in its respective jurisdiction of incorporation and is duly registered for all Taxes the registration for which is required by law. No Group Company has nor has had a branch, agency or permanent establishment outside of its jurisdiction of incorporation, and no Group Company is nor has been treated as resident in any jurisdiction other than in its respective jurisdiction of incorporation. No Group Company organized outside of the United States earns or has earned any income that is treated as effectively connected with the conduct of a trade or business within the United States.

22.5

There is no dispute or disagreement and there has not in the four (4) years prior to the date of this Deed been any dispute or disagreement between any Group Company and any Taxation Authority and no Group Company is, or has in the four (4) years prior to the date of this Deed been, the subject to any non-routine visit, enquiry or investigation by any Taxation Authority and there are no facts which are likely to cause the same.

22.6

In the four (4) years prior to the date of this Deed, all returns to be submitted, all information required to be supplied and all notices and payments required to be made by the Group in each case for the purposes of Taxation have been submitted, supplied or made punctually on a proper basis, all such returns, information, notices and payments are correct in all material respects and there is not any dispute or enquiry in respect of any of them with any Taxation Authority.

22.7

Each Group Company has kept and preserved complete, accurate and up-to-date material records and information as required by law and as may be needed to enable it to deliver correct and complete Tax Returns.

22.8

Each Group Company is a taxable person which is registered for VAT purposes but no Group Company is or has been treated as being a member of any group of companies for VAT purposes which included a company which is not a Group Company. Any amount in respect of VAT paid or payable by a Group Company is input tax as defined in Section 24 of the Value Added Tax Act 1994 and regulations made under it.

22.9	In the four (4) years prior to the date of this Deed, no Group Company is or has been liable to pay any fine, surcharge, interest or penalties to a Taxation Authority.

22.10

In the four (4) years prior to the date of this Deed, the amount of Tax chargeable on each Group Company has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

22.11

All documents in the possession or under the control of each Group Company to which the relevant Group Company is a party and which attract stamp duty have been duly stamped and all amounts of stamp duty payable thereon have been duly paid.

22.12	The Disclosure Documents contain details of all:

(a)

agreements and joint elections made by the Company or any Group Company with any current, former or proposed Employees or directors (or any nominees or associates of such Employees or directors) for the reimbursement or transfer of employer National Insurance contributions (or any similar liability in another jurisdiction); and

(b)

joint elections in respect of restricted securities made by the Company or any Group Company with any current, former or proposed Employees or directors (or any nominees or associates of such Employees or directors) under Chapter 2 of Part 7 of ITEPA 2003, or any other similar form, as may be required in the relevant jurisdiction.

22.13

Any Securities that have been issued to or otherwise acquired by or for the benefit of any Employee or former Employee, director or officer of any Group Company have been issued at unrestricted market value.

22.14

All acquisitions of restricted securities or restricted interests in securities (as defined for the purposes of section 423 of ITEPA 2003) where the acquirer or a person associated with the acquirer is, has been or will be an Employee, have been the subject of a valid election under section 431(1) of ITEPA 2003 (or their overseas equivalents), all such elections have been retained by the Company or the relevant Group Company, and the Company or the relevant Group Company has complied with all applicable (PAYE) obligations (or overseas equivalents) arising in connection with the making of such elections.

22.15

No Group Company will become liable to pay any Taxes as a result of the application of Chapter 4 of Part 7 of ITEPA 2003 to any benefit received after Completion in respect of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) acquired prior to Completion as a result of anything done prior to Completion.

22.16

Neither the Company nor any Group Company has at any time done anything which has increased or reduced or may increase or reduce the market value of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) to which Chapters 3A or 3B of ITEPA 2003 might apply.

22.17

Each Group Company that is, or was prior to the date of this Deed, a “qualifying company” for the purposes of Schedule 46 to the Finance Act 2009 (“Schedule 46”) has, in accordance with the provisions of Schedule 46, duly appointed a senior accounting officer and notified such appointment to HMRC. The senior accounting officer of each such Group Company has for all relevant periods (i) taken steps to monitor the accounting arrangement of the relevant Group Company and identify any respects in which those arrangements are, or were, not appropriate tax accounting arrangement; and (ii) duly provided a certificate pursuant to paragraph 2 of Schedule 46 to HMRC.

22.18

Each Group Company that is, or was prior to the date of this Deed, a “qualifying company” or a member of a “qualifying group” within the meaning of Schedule 19 to the Finance Act 2016 (“Schedule 19”) has, or the head of its group or sub-group has, in accordance with Schedule 19 published its tax strategy (as defined in Schedule 19).

22.19

No Group Company is liable for any Tax of any other person other than another Group Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by contract other than pursuant to commercial agreements entered into in the ordinary course of business the primary purpose of which is not related to Tax.

22.20	No U.S. tax classification election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of U.S. Tax law with respect to any Group Company.

22.21

No Group Company will be required to include in any taxable period (or portion thereof) ending after the Closing Date any taxable income attributable to income of such Group Company that accrued in any taxable period (or portion thereof) ending on or prior to the Closing Date but was not recognized in such taxable period, as a result of (i) any instalment sale or open transaction, (ii) a change in accounting method, or (iii) any prepaid amount received on or prior to the Closing Date.

22.22	Other than as provided for in the Accounts, no Group Company will have any liability for Tax after the Closing Date under Section 965(h) of the Code.

22.23

No Group Company organized within the United States is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. No Group Company organized outside of the United States owns any “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

Schedule 3

LIMITATIONS ON LIABILITY

1.	NOTIFICATION

If the Buyer becomes aware of any matter or circumstance that is reasonably likely to give rise to a Claim, the Buyer shall give Notice in writing thereof to the Management Warrantors without undue delay and in any event within one month after discovery of such matters of circumstances reasonably likely to give rise to such a Claim, specifying (in reasonable detail) all information and documentation supporting the legal and factual basis of the Claim and an estimate of the amount claimed in respect thereof (“Claim Notice”).

2.	MAXIMUM LIABILITY

The aggregate liability of all Management Warrantors in respect of all Claims shall not exceed the Management Warrantors’ Cap.

3.	TIME LIMITATION FOR CLAIMS

3.1

No Management Warrantor shall be liable in respect of any Claim unless a Claim Notice has been given by or on behalf of the Buyer to the Management Warrantors as soon as reasonably practicable after the Buyer becomes aware of the Claim and in any event by not later than 5.00 p.m. on the date falling:

(a)	7 years from Completion in respect of a Tax Claim; and

(b)	24 months from Completion in respect of all other Claims.

4.	CONTINGENT LIABILITIES

The Management Warrantors shall not be liable in respect of any Claim (other than a Tax Claim) which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

5.	LAPSE OF CLAIM

5.1

A Claim, other than a Tax Claim, notified in accordance with this Schedule 3 is unenforceable against a Management Warrantor on the expiry of the period of six (6) months from the day a Claim Notice is received or deemed received in accordance with clause 10, unless proceedings in respect of the Claim have been properly issued and validly served on such Management Warrantor.

6.	REMEDY

The Buyer agrees that it shall not be entitled to make any Claim (whether for damages or otherwise) (i) unless the Buyer has served a Claim Notice to the relevant Management Warrantor(s) of the Claim and (ii) where the fact, matter, event or circumstances giving rise to such Claim is remediable and is remedied (at no cost or any other adverse impact to the Buyer’s Group or the Group) to the Buyer’s reasonable satisfaction within 30 days of the date on which written notice of such Claim is served on the Management Warrantors.

7.	LOSSES

The Management Warrantors shall not be liable under this Deed in respect of any loss of profit, loss of goodwill, indirect or consequential losses.

8.	PROVISIONS

The Management Warrantors shall not be liable in respect of any Claim (other than a Tax Claim) if and to the extent that an allowance, provision or reserve in respect of the matter giving rise to the Claim is made in the Accounts.

9.	BUYER’S KNOWLEDGE OF CLAIMS

The Management Warrantors shall not be liable in respect of a Claim (other than a Tax Covenant Claim) to the extent that the Buyer or any of its agents or advisers has or ought to have had (had they made reasonable enquiry) knowledge of the matter, fact or circumstance (pursuant to the materials contained in the Disclosure Letter and the Data Room) giving rise to the Claim, on the date of this Deed.

10.	RECOVERY

10.1	Neither the Buyer nor any other member of the Buyer’s Group is entitled to recover more than once in respect of any one Claim.

10.2

The liability of a Management Warrantor in respect of a Claim shall cease on the death of that Management Warrantor and shall not increase the proportionate liability of any other Management Warrantor.

11.	MITIGATION

11.1

Nothing in this Deed shall or shall be deemed to relieve the Buyer and/or any member of the Buyer’s Group of its duty to mitigate any loss or damage incurred by it in respect of which it may have a Claim (other than a Tax Claim) and the Buyer shall (and shall procure that the Buyer’s Group shall), in any event, use reasonable endeavours to mitigate or procure the mitigation of any such loss or damage.

12.	CHANGES IN LAW

12.1

The Management Warrantors shall not be liable in respect of any Claim (other than a Tax Claim) if and to the extent that matters, facts or circumstances giving rise to the Claim would not have occurred but for:

(a)

any change in law, directive, rules or policies of any regulatory body or regulation or in its interpretation or administration by the English courts or of the courts of any country in which a Group Company is incorporated or operates, by a Taxation Authority or by any other fiscal monetary, government or regulatory authority after the date hereof; or

(b)	any increase in the rates of taxation made after the date hereof.

13.	FRAUD

None of the limitations contained in this Schedule 3 shall apply to any Claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of or which is delayed as a result of fraud by any Management Warrantor.

Schedule 4

TAX SCHEDULE

Part 1

Definitions and interpretation

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule the following words have the following meanings unless the context requires otherwise:

“Buyer’s Relief” means:

(a)	any Relief which arises to a Group Company in respect of any Event occurring after Completion; and/or

(b)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than a Group Company;

“Buyer’s Tax Group” means the Buyer and any other company or companies (including, after Completion, any Group Company) that are, from time to time, treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose from time to time;

“Event” means any act, event, transaction or omission whatsoever and includes (without limitation) the expiry of a period of time, a Group Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the commencement or cessation of any trade or other activity, the appropriation of any trading stock, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and the execution of this Deed, the Sale and Purchase Agreement and Completion, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

“Liability to Tax” means:

(c)	any liability to make an actual payment of Tax; and

(d)

the utilisation (whether by offset or deduction) against Profits earned, accrued or received on or before Completion or in respect of any period ended on or before Completion or against any Tax arising in respect of an Event occurring on or before Completion or in respect of any period ended on or before Completion, of any Buyer’s Relief in circumstances where, but for the utilisation, any Group Company would have had a liability to Tax falling within paragraph (a) of this definition which would have given rise to a claim by the Buyer against the Management Warrantors under this Schedule;

“Profits” means income, profits or gains and references to “Profits earned, accrued or received” include Profits deemed to have been earned, accrued or received for Tax purposes; and

“Relief” means any allowance, loss, charge, credit, debit, deduction, exemption, expense, relief or set-off in computing income, profits or gains, or against Tax or any right to a payment or repayment of, or in respect of, Tax from a Taxation Authority, and references to the “loss” of any Relief means the total or partial counteraction, disallowance, loss, non-availability or denial of a Relief, and “lose” and “lost” shall be construed accordingly.

1.2

Where any document that is necessary to establish the title of a Group Company to any asset has been executed and retained outside of the United Kingdom and such document is subsequently required, in the reasonable determination of the Buyer, to be brought into the United Kingdom, the stamp duty due on such document and any interest, fine or penalty relating to such stamp duty shall be deemed to be a liability of that Group Company to make an actual payment of Tax because of an Event occurring on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest arising on it. The bringing into the United Kingdom of such document by the Buyer pursuant to this paragraph 1.2 shall not be treated as a voluntary act for purposes of paragraph 1.1(c) of Part 3 of this Schedule 4.

1.3	In this Schedule,

(e)	references to a repayment of Tax shall include any repayment, supplement or interest in respect of it;

(f)

references to the due date for payment of any Tax shall mean the last day on which that Tax may be paid without incurring, and without any relevant Taxation Authority having power to impose, any fine, interest, penalty, surcharge or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax); and

(g)	references to legislation include all acts of Parliament, statutory instruments and any other legislation having the force of law in England and Wales.

Part 2

Covenants

1.	TAX COVENANT

1.1	Subject to the provisions of this Schedule and clause 3 of this Deed (where relevant), the Management Warrantors severally covenant to pay to the Buyer an amount equal to:

(a)	any Liability to Tax of any Group Company:

(i)	arising as a result of or in respect to any Event which occurs on or before Completion; or

(ii)	in respect of, or by reference to, any Profits earned, accrued or received on or before Completion; and

(b)

all reasonable costs and expenses incurred by any member of the Buyer’s Tax Group, or any Group Company, in connection with any such Liability to Tax or in successfully bringing any claim under the provisions of this Part 2.

Amount of and Date for Payment by Management Warrantors

1.2	The amount that is to be treated under the Tax Covenant as a Liability to Tax and the dates on which payment shall be made by the Management Warrantors to the Buyer shall be:

(a)

in the case of a liability under paragraph (a) of the definition of Liability to Tax, the amount of the payment, in which case payment shall be made by the Management Warrantors the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Management Warrantors requesting payment; and

(b)

in the case of a liability under (b) of the definition of Liability to Tax, the amount of Tax that has been saved in consequence of the utilisation, in which case payment shall be made by the Management Warrantors the later of seven Business Days before the date on which the Taxation saved would have been due and seven Business Days after the date on which the Buyer serves notice on the Management Warrantors requesting payment, provided that, if the date falling seven Business Days after the Buyer has given written notice to the Management Warrantors of the amount due from the Management Warrantors falls after the date for payment determined under paragraphs (a) and (b) above, then the date for payment shall be such later date instead.

1.3

The date on which the Management Warrantors shall pay an amount equal to any costs and expenses falling within paragraph 1.1 shall be the date falling five (5) Business Days after the Buyer gives the Management Warrantors a written demand therefor specifying the amount of the costs and expenses.

Part 3

Limitations and General

1.	LIMITATIONS ON LIABILITY

1.1

The Management Warrantors shall not be liable to the Buyer for a Tax Claim in respect of any Liability to Tax or for a breach of a Tax Warranty or in each case for costs and expenses associated with it to the extent that:

(a)	specific provision or reserve in respect of the matter giving rise to the Tax Claim was included in the Accounts; or

(b)	the matter giving rise to the Tax Claim is a liability for Tax which arises or is increased as a result of:

(i)	any increase in rates of Tax or variation in the method of applying or calculating the rate of Taxation made on and/or after Completion; or

(ii)	the entry into force of, amendment or repeal of any legislation; or

(iii)

the entry into force, amendment or withdrawal of any published practice of any Taxation Authority provided that the increase or change was not announced by the relevant Taxation Authority prior to Completion; or

(iv)

any change in accounting practice, policy or principles or any change in the bases on which the accounts of any Group Company are prepared except in each case in order to comply with generally accepted accounting practice applicable to the preparation of such Group Company’s accounts at Completion; or

(v)	any change in the date to which the relevant Group Company makes up its accounts other than to comply with generally accepted accounting principles,

taking effect in any such case after Completion; or

(c)

the matter giving rise to the Tax Claim is a liability for Tax which would not have arisen but for a voluntary act or transaction by the Buyer or the relevant Group Company at any time after Completion, other than any act:

(i)	which the Buyer was not aware and should not reasonably have been aware might give rise to the liability; or

(ii)	which was carried out or effected under a legally binding commitment created before Completion; or

(iii)	occurred in the ordinary course of business of the relevant Group Company as carried on at Completion; or

(iv)	carried out at the written request of the Sellers; or

(d)	the matter giving rise to the Tax Claim is a liability for Tax which has been paid or discharged on or before Completion and where such discharge was reflected in the Accounts;

(e)	the matter giving rise to the Tax Claim is a liability for Tax which has been discharged or made good without loss or cost to a member of the Buyer’s Tax Group;

(f)

the Buyer or any Group Company has already been compensated without cost to the Buyer’s Tax Group (save for any costs associated with taking out or any claims under the W&I Insurance Policy) in respect of the matter giving rise to such liability for Tax pursuant to any insurance policy or under the Sale and Purchase Agreement.

1.2	The limitations in Schedule 3 of this Deed shall apply to Tax Claims to the extent expressly stated therein.

2.	TAX RETURNS

2.1	The Buyer shall have exclusive conduct of all Tax affairs of the Group Companies after Completion.

Schedule 5

PROPERTY SCHEDULE

Description of Property	Details of Lease/Licence (date and parties)	Existing Use	Current tenant
[Redacted.]	[Redacted.]	Offices	The Company
[Redacted.]	[Redacted.]	Offices	The Company
[Redacted.]	[Redacted.]	Offices	The Company
[Redacted.]	[Redacted.]	Offices	Inigo Managing Agent Limited
[Redacted.]	[Redacted.]	Car parking	The Company
[Redacted.]	[Redacted.]	Car parking	The Company
[Redacted.]	[Redacted.]	Car parking	The Company
[Redacted.]	[Redacted.]	Residential Flat	The Company